CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) of our reports dated October 14, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Rochester® AMT-Free Municipal Fund, Invesco Oppenheimer Rochester® California Municipal Fund, Invesco Oppenheimer Rochester® High Yield Municipal Fund, Invesco Oppenheimer Rochester® Limited Term California Municipal Fund, Invesco Oppenheimer Rochester® New Jersey Municipal Fund, and Invesco Oppenheimer Rochester® Pennsylvania Municipal Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 21, 2019